Exhibit 99.2

PRESS RELEASE

WILLAMETTE  INDUSTRIES  INCREASES  DIVIDEND  16.7%,   AUTHORIZES   MODERNIZATION
PROJECTS AND NEW SHAREHOLDER RIGHTS PLAN; APPOINTS NEW DIRECTOR

Portland, Oregon, February 10, 2000 (NYSE:WLL) -- Willamette Industries' board of directors today declared a dividend of $.21 per share on Willamette's common stock, an increase of 16.7% over last quarter's $.18 per share. The dividend is payable on March 14, 2000 to shareholders of record on February 28, 2000.

The board approved plans to relocate the Tigard, Oregon, preprint facility and acquire a new preprint press as well as plans to modernize the Dodson, Louisiana, sawmill to improve its efficiency in using small logs. Further, the board gave its approval to pursue plans to install a new lime kiln at the Albany, Oregon, paper mill.

The board also accepted the retirement of Samuel C. Wheeler, long-time board member and descendent of the family who founded Santiam Lumber Company which became part of Willamette Industries when it was formed in 1967. Michael G. Thorne, executive director of the Port of Portland, was appointed to the board to fill Wheeler's unexpired term.

In other business the board approved a new shareholder rights plan to extend the benefits of the company's existing rights plan that expires on February 25, 2000. Like the existing plan, the new shareholder rights plan is designed to encourage any potential acquirer to negotiate with the Board, so that the Board can ensure that all company shareholders receive fair and equal treatment in any acquisition. The new plan is not being adopted in response to any specific effort to acquire the company.

Under the new plan, stock purchase rights each having an exercise price of $200 will be issued to each company shareholder of record on February 24, 2000. The rights will not be exercisable until a triggering event occurs. The new plan lowers from 20 percent to 15 percent the percentage of the company's common stock that a person or group can own before triggering the plan. It also lowers from 30 percent to 15 percent the threshold for a tender or exchange offer that would trigger the plan.

The new plan otherwise maintains substantially the same protections against coercive or inadequate takeover attempts as are provided under the expiring plan. A summary of the new plan will be sent to shareholders shortly after February 24, 2000.

Willamette Industries is an integrated forest products company with 103 plants, located in the U.S., France, Ireland and Mexico. The company owns 1.7 million acres of forestland in the U.S. and manages it sustainably to produce building materials, composite wood panels, fine paper, office paper products, corrugated packaging and grocery bags.

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Forward-looking  statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties and actual
results  could  differ   materially  from  those   projected.   Such  risks  and
uncertainties include, but are not limited to, the effect of general economic conditions; the level of new housing starts and remodeling activity; the availability and terms of financing for construction; competitive factors, including pricing pressures; the cost and availability of wood fiber; the effect of natural disasters on the Company's timberlands; construction delays; risk of nonperformance by third parties; and the impact of environmental regulations and other costs associated with complying with such regulations. Please refer to Willamette Industries' Securities and Exchange Commission filings for further information.



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